Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707
janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Completes Acquisition of Danbury Corporate Center
Company Obtains Financing for Warehoused Properties from Wachovia Bank, N.A.
CHICAGO (June 15, 2007) — Grubb & Ellis Company (NYSE: GBE) today announced that as part of its warehousing strategy to deliver assets to its investment management affiliate, Grubb & Ellis Realty Advisors, Inc., (AMEX: GAV), the Company, through an indirect wholly owned subsidiary, has completed the acquisition of Danbury Corporate Center. The 1-million-square-foot Class A office complex located in Danbury, Conn., was acquired for approximately $80.8 million.
     The acquisition of Danbury Corporate Center follows the Company’s earlier 2007 acquisitions pursuant to its warehousing strategy of the 325,000-square-foot Abrams Centre in Dallas for $20 million and 6400 Shafer, an 180,000-square-foot office suburban Chicago office building, for $21.5 million.
     Simultaneous with the acquisition of Danbury Corporate Center, the Grubb & Ellis subsidiaries formed to hold the warehoused properties closed non-recourse mortgage loan financings from Wachovia Bank, N.A. in the aggregate amount of $120.5 million, $78 million of which is secured by the Danbury property and the balance, $42.5 million, is secured by Abrams Centre and 6400 Shafer. The proceeds of the financings were used to finance the purchase of Danbury Corporate Center, to fund certain required reserves and repay certain borrowings with respect to the other two properties.
     The Company’s current intention is to hold the properties for future sale to Grubb & Ellis Realty Advisors. The aggregate value of the three properties is sufficient to constitute Realty Advisors’ business combination, if the purchase of such properties from Grubb & Ellis receives all requisite Realty Advisors approvals. The Company and Realty Advisors, however, do not have any agreement with respect to the properties and Realty Advisors does not have any obligation to purchase the properties from the Company.

Grubb & Ellis Company
500 West Monroe Street Suite 2800 Chicago, IL 60661 312.698.6700
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06/15/07
Grubb & Ellis Company Completes Acquisition of Danbury Center
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 and in the Company’s other filings with the Securities and Exchange Commission (including the Registration Statement on Form S-1, as amended, registration number 333-133659).
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